EXHIBIT 3.5

                         AMENDMENT TO THE BYLAWS

                                   OF

                             FI-TEK VI, INC.
                         a Delaware corporation


     ARTICLE 4.09 of the Bylaws is hereby amended in its entirety to read as follows:

     4.09 QUORUM. A majority of the number of directors fixed by these Bylaws shall constitute a quorum for the transaction of business. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors; provided, however, that if the number of directors shall be two, and if one of the directors present at the meeting abstains from voting on one or more resolutions, the act of the other Director present at a meeting at which a quorum is present shall be the act of the Board of Directors with respect to such resolution or resolutions.

                               CERTIFICATE
                               -----------

     The undersigned, constituting the Board of Directors of Fi-Tek VI, Inc., certify that the foregoing has been adopted in accordance with law as an Amendment to Article 4.09 of the Bylaws of the corporation, effective as of the 12th day of September, 1997.


                              /s/ Frank L. Kramer
                              --------------------------------------
                              Frank L. Kramer, Director




                              /s/ Ronald J. Miller
                              --------------------------------------
                              Ronald J. Miller, Director